EXHIBIT 10.21
LABOR AGREEMENT
between
HOTEL RAMADA OF NEVADA
D/B/A
TROPICANA RESORT AND CASINO
and
INTERNATIONAL UNION OF OPERATING
ENGINEERS
LOCAL NO. 501, AFL-CIO
FOR THE PERIOD COVERING
APRIL 1, 2004 THROUGH MARCH 31, 2009

		Page

ARTICLE 22	PENSION	40
22.01		40
22.02	Payments	40

ARTICLE 23	APPRENTICESHIP AND TRAINING PROGRAM	41
23.01	Agreement and Declaration of Trust	41
23.02	Contributions	41
23.03	Employment of Apprentices	42

ARTICLE 24	SCOPE OF WORK	42
24.01		42

ARTICLE 25	CHECK-OFF	42
25.01		42
25.02	Indemnification	42

ARTICLE 26	MAINTENANCE OF EXISTING CONDITIONS	43
26.01		43

ARTICLE 27	GENERAL	43
27.01		43

ARTICLE 28	EQUAL OPPORTUNITY	43
28.01		43

ARTICLE 29	SAFETY	44
29.01		44
29.02	Safety Lockout Procedures	44
29.03		45
29.04	Safety Committee	46

ARTICLE 30	TERM—TERMINATION—RENEWAL	46
30.01	Term of Agreement	46

EXHIBIT	I	PAYROLL DEDUCTION AUTHORIZATION
	II	OPERATING ENGINEER APPRENTICES
	III	NEGOTIATIONS

LABOR AGREEMENT
between
INTERNATIONAL UNION OF OPERATING ENGINEERS
LOCAL NO. 501, A.F.L.— C.I.O.
and
HOTEL RAMADA OF NEVADA
d/b/a/ TROPICANA RESORT and CASINO
     THIS AGREEMENT, entered into this 1st day of April 2004, by and between Hotel RAMADA OF NEVADA, d/b/a TROPICANA RESORT AND CASINO located at 3801 Las Vegas Boulevard South and its successors and assigns, hereinafter referred to as “the Employer” and the INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL NO. 501, including its subordinate branches, A.F.L.— C.I.O., and its successors and assigns, hereinafter referred to as “the Union”.
WITNESSETH:
     WHEREAS, pursuant to a valid reopening notice dated January 6, 2004 and served upon the Employer by the Union, the parties have, by negotiations and collective bargaining, reached complete agreement on wages, hours of work, working conditions and other related, negotiable subjects to be incorporated into a new Labor Agreement which shall supersede all previous verbal or written agreements applicable to the employees in the bargaining unit defined- herein which may have existed between the Employer and the Union or between the predecessor of the Employer, if any, and the Union.
     NOW, THEREFORE, in consideration of the foregoing, the execution of this Agreement and the full and faithful performance of the covenants, representations and warranties contained herein, it is mutually agreed as follows:
ARTICLE 1
RECOGNITION AND DEFINITIONS
1.01 Recognition. The Employer recognizes the Union as the exclusive collective bargaining representative for all employees employed by the Employer in the bargaining unit defined in Section 1.03 at its Las Vegas, Nevada casino hotel located as of April 1, 2004 at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and excluding any employees employed at any other location.

1.02 Definition of Employee. The term “employee” or “employees” as used in this Agreement, means all persons directly employed by the Employer to perform work at its Las Vegas casino hotel located as of April 1, 2004 at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and excluding any employees employed at any other location covered by the classifications set forth in Article 16, but excluding all other employees.
1.03 Definition of Bargaining Unit. The term “bargaining unit” means the aggregate of all employees (as such term is above defined) employed by the Employer at its Las Vegas, Nevada casino hotel located as of April 1, 2004 at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and excluding employees employed at any other location and excluding any persons working for the Employer in Laughlin, Nevada, or any subsequently acquired property not organized by the union.
1.04 In this Agreement, whenever the context so requires, the masculine gender shall include the feminine.
ARTICLE 2
SUCCESSORS, ASSIGNS AND HEIRS
2.01 Binding Effect of Agreement. This Agreement shall be binding upon the successors, assigns and heirs of the parties hereto. The Employer will notify any prospective buyer, in writing, prior to the conclusion of a sale of the existence of this collective bargaining agreement and will furnish the Union with a copy of this notification.
     The signatory Employer shall make all payments which are due or shall be due as of the date of transfer of the business for wages and for fringe benefit contributions required to be paid under the terms of this Agreement to established trust funds. In addition, the Employer shall be responsible for vacation pay accrued to the date of transfer for each employee covered by this Agreement.
ARTICLE 3
EMPLOYMENT PROCEDURE
3.01 In the employment of applicants for all work covered by this Agreement, the following procedure shall govern:

     The Union shall establish and maintain open and nondiscriminatory employment lists for eligible applicants desiring employment on the work covered by this Agreement.
     In order to be considered eligible for registration and dispatchment, the applicant must be able to demonstrate his proficiency in the particular branch or specialty of the trade in which he seeks to register by achieving a passing grade on a standard journeyman’s examination to be designed and administered under the supervision of the Joint Apprenticeship Committee. Nothing herein shall be construed to prohibit an applicant from registering in more than one classification or specialty.
     Applicants who have completed the Apprenticeship Training Program established under this Agreement and applicants who were employed in the industry on April 1, 2004, shall not be subject to the examination procedure outlined above.
3.02 Notification of Vacancies. The Employer shall first call the dispatching office of the Union for such applicants as he may from time to time need and the dispatch office shall furnish to the Employer the required number of qualified and competent applicants requested by the Employer strictly in accordance with the following procedure:
     It shall be the responsibility of the Employer, when requesting applicants, to state the qualifications applicants are expected to possess.
     In order to give the Union an opportunity to refer those applicants who most nearly meet his specifications, the Employer agrees to give the dispatch office as much advance notice of the anticipated opening as is possible under the circumstances then prevailing. At the time such notice is given to the Union, the Employer will specify the date the vacancy is to be filled and the qualifications the applicants are expected to possess.
3.03 Dispatching Procedure. The dispatching office will refer in accordance with the Employer’s specifications, from among those entered on its lists, those registrants who most nearly meet the qualifications required by the Employer in the Order of Preference set forth in Section 3.05 and subject to the following terms and conditions: The Union and the Employer agree to comply with the Americans with Disabilities Act.

     1. The selection of registrants to be referred shall be on a non-discriminatory basis and, in accordance with applicable law, shall not be based upon, nor in any way affected by Union membership, by-laws, rules, regulations, constitutional provisions, nor any other aspect or obligation of Union membership, policies, or requirements, nor upon the individual’s race, color, religion, sex, age, national origin, ancestry or disability.
     2. In the administration of the provisions of this Section, it is understood and agreed that the dispatch office will immediately notify the Employer if no qualified applicants for the job to be filled are available. Similarly, the Employer shall promptly notify the dispatch office of his decision with respect to applicants referred by the Union.
     3. The Employer may request multiple referrals for a single vacancy but the Union dispatch office need not refer more than four (4) registrants at the same time for each such vacancy.
     4. The Union shall not be required to refer additional registrants for the same vacancy until the Employer notifies the Union of his decision with respect to registrants previously referred.
3.04 Right to Recruit from Other Sources. The Employer may procure applicants from other sources under the following conditions:
     (a) He has afforded the Union an opportunity to refer at least ten (10) applicants for each vacancy; and,
     (b) Forty-eight (48) hours have elapsed since the date specified for the job to be filled under Section 3.02; provided, however, that the Employer need not wait forty-eight (48) hours if the Union has notified the Employer that no qualified applicants are available.
3.05 Order of Preference. List “A.” Applicants who have performed at least 2000 hours of work for Employers engaged in the industry covered by this Agreement in Southern Nevada, and who have been employed or available for work during the twelve (12) month period immediately preceding registration at the dispatch office. Applicants registered on List “A” who possess the qualifications requested by the Employer and are available for employment will be referred in order of their registration.

It is understood, however, that the Employer may request by name those applicants on List “A” who meet his qualifications and the dispatch office will refer such named applicants.
     List “B.” When List “A” is exhausted, those applicants who within the five (5) years immediately preceding registration at the dispatch office have performed work of the type covered by this Agreement within the territorial jurisdiction of the Union and who meet the qualifications required shall be referred in the order of their registration.
     List “C.” When List “B” is exhausted, applicants who do not meet the work experience requirements for List “A” or List “B” shall be referred on a first-registered, first-out basis.
     Any Employer who instructs the dispatch office not to refer an applicant whose name appears on the Union referral lists shall be required, within twenty-four (24) hours thereafter, to confirm such instructions to the Union in writing.
3.06 Notification of Applicants Hired. The Employer shall, within seventy-two (72) hours of the date of hire of bargaining unit employees, mail a copy of the employee’s hire slip to the Union. Further, in recognition that the Union is the bargaining agent for all employees in the bargaining unit, it is agreed that an employee recruited from a source other than the Union dispatch office will be required to deliver a copy of his hire slip to the Union within seventy-two (72) hours of date of hire and that the Union shall, upon receipt of such hire slip, promptly issue to the employee written verification that the employee has been hired in accordance with the terms of this Agreement, if that, in fact, is the case.
3.07 Change in Qualifications. If an Employer changes the qualifications stated to the Union, he shall immediately notify the dispatch office of this fact and the dispatch office will have forty-eight (48) hours from that time to refer additional applicants who most nearly fit the changed requirements.
3.08 Right of Selection. Subject to the provisions of this Article, the Employer shall be the sole judge of an applicants’ competence and qualifications to perform the work of any job to be filled. The Employer may accept or reject any applicant for employment referred by the Union, provided that the Employer’s acceptance or rejection of any applicant shall be based solely upon the Employer’s judgment and determination as to the factors set forth in the preceding sentence. If the Union so requests, the Employer shall furnish to the Union within seventy-two (72) hours after such request, the specific reason for rejection by the Employer of an experienced applicant referred by the Union dispatch office for a job opening.
     The Union shall have the right to file a grievance over any rejection on the grounds that such rejection was not based solely upon the Employer’s judgment and determination of such factors.
     In accordance with applicable laws, no applicant shall be rejected or discriminated against because of membership or non-membership in the Union, or because of the applicant’s race, color, religion, sex, age, national origin, ancestry or disability.
3.09 Posting Requirements. The Union shall post in places where notices to registrants are customarily posted all provisions relating to these hiring procedures. The Employer shall likewise post these hiring procedures in places where notices to applicants and employees are customarily posted.
3.10 Time Limits. In computing any time limits referred to in this Article, Saturday, Sunday, and recognized holidays shall be excluded.
3.11 Job Application Forms and Questionnaires. All job application forms and questionnaires and all employer interviews of job applicants shall comply with all requirements and restrictions imposed by applicable state and federal laws. No applicant or employee shall be requested or required to take a lie-detector test.
3.12 Eligibility for Employment. The Union shall comply with its obligations under the Immigration Reform and Control Act of 1986 in referring applicants for employment.
ARTICLE 4
UNION SECURITY
4.01 Union Shop. Subject to the provisions of the Labor-Management Relations Act, 1947, as amended, it shall be a condition of employment hereunder that all employees covered by this Agreement who are members of the Union in good standing on the date of execution of this Agreement shall remain members in good standing throughout their employment by the Employer, and those who are not members of the Union on the date of execution of this Agreement shall, on the 30th day following execution of this Agreement, become and remain members of the Union throughout their employment by the Employer. It shall also be a condition of employment hereunder that all employees covered by this Agreement shall, on or after the 30th day following the employee’s first employment by the Employer in the classification covered hereunder, become and remain members of the Union throughout their employment with the Employer.
4.02 Effect of State Laws. Notwithstanding anything to the contrary therein, Section 4.01 shall not be applicable if all or any part thereof shall be in conflict with applicable law; provided, however, that if all or any part of Section 4.01 becomes permissible by virtue of a change in applicable law, whether by legislative or judicial action, the provisions of Section 4.01 held valid shall immediately apply.
4.03 Indemnification. The Union will indemnify and save the Employer harmless against any and all claims, demands or other forms of liability which may arise out of or by reason of any action taken or not taken by the Employer at the request of the union in accordance with the provisions of this Article.
ARTICLE 5
UNION REPRESENTATIVES AND SHOP STEWARDS
5.01 Union Representatives. The Employer agrees that the authorized representatives of the Union shall be granted access at any reasonable time to those areas of the premises where employees represented by the Union are employed, when such visits are necessitated by matters concerning the administration of this Agreement. It is agreed that such representatives of the Union will conduct their business as expeditiously as possible in order to minimize interference with the Employer’s business. Immediately upon arrival at such area, the Union’s authorized representative must notify the appropriate supervisor on duty.
5.02 Shop Steward. The Union may select from among the employees Shop Stewards whose function in addition to their normal work shall be to report to the Business Representative of the Union grievances or alleged infractions of this Agreement. The Union agrees to notify the Employer in writing of the employees selected to serve as Shop Stewards.

ARTICLE 6
HOURS OF WORK—OVERTIME SCHEDULES
6.01 Workday and Workweek. (a) The normal workday for regular employees shall consist of eight (8) consecutive hours, inclusive of a meal period. The workday, for the purpose of computing overtime pay, shall be deemed to be the twenty-four (24) hour period commencing with the start of the graveyard shift of the establishment; that is, 11:00 p.m., 11:30 p.m. or 12:00 midnight. The Employer shall allow each employee an uninterrupted meal period of thirty (30) minutes on the Employer’s time, plus sufficient time (not to exceed five (5) minutes each way) to go to and from the eating area.
     (b) Except as provided in Section 6.01 (c) or Section 6.08, a workweek shall be a guarantee of forty (40) hours of work or pay consisting of five (5) consecutive eight (8) hour days. If, however, an employee fails to work through no fault of the Employer, then in that event, the guaranteed workweek will be reduced by the amount of time not worked.
     (c) The Employer may establish a basic straight-time workweek of four (4) ten-hour days, in accordance with the following:
     1. The normal workday for regular employees shall consist of ten (10) consecutive hours, inclusive of a meal period.
     2. A workweek shall be a guarantee of forty (40) hours of work or pay consisting of four (4) ten-hour days, with two (2) consecutive days off and a third day off. In the event that the employee desires to be scheduled for three (3) consecutive days off, and the Employer determines that the needs of the business can accommodate the employee’s desire, the employee shall be scheduled for three (3) consecutive days off.
If, however, an employee fails to work through no fault of the Employer, then in that event, the guaranteed workweek will be reduced by the amount of time not worked.
     3. For the fifth (5th) and sixth (6th) day of work performed in the employee’s workweek, the employee shall be paid for such work at the rate of time and one-half (1-1/2X) the regular straight-time rate, and for the seventh (7th) day worked in his regular workweek, the employee shall be paid at the rate of double-time (2X) the regular, straight-time rate.

     4. When a holiday falls on an employee’s regularly scheduled day of work and he is not required to work on that day, and his regularly scheduled workweek consists of four (4) ten-hour days, he shall be paid as holiday pay ten (10) hours’ pay for that day and that shall be considered as ten (10) hours worked for the purpose of computing overtime in that workweek.
     5. When a holiday falls on an employee’s regularly scheduled day of work and the employee works on that day, employee shall be paid in accordance with Section 7.02 for all hours worked.
     6. When a holiday falls on an employee’s regularly scheduled day off and he does not work, he shall receive eight (8) hours of holiday pay.
     7. The Employer agrees that there will be no layoffs or reduction in crew size because of the establishment of any four (4) ten hours per day workweek.
     8. Assignments to the four (4) ten-hour workday shift schedule shall be on a voluntary basis, except that if an insufficient number of employees volunteer, the employer has the right to assign up to twenty (20%) percent of the work force to such shifts. All such assignments shall be made in seniority order, with the least senior person assigned first. No employee who elects to remain on the five (5) eight-hour workday shift schedule and is not assigned to a four (4) ten-hour workday shift schedule will be displaced from his regular shift and days off schedule because of the establishment of the four (4) ten-hour workday shift schedule. Any employee who voluntarily accepts a four (4) ten-hour workday shift schedule and who does not wish to remain on such a schedule, may elect to return to the five (5) eight-hour workday shift schedule, in accordance with the provisions of Article 11.03.
     9. When an employee is called for duty on a regular shift, he shall be guaranteed ten (10) hours’ work and pay for that day. If called in before his regular starting time, the employee shall, nevertheless, be allowed to complete his regular shift for that day unless the employee volunteers to go home after completion of ten (10) hours of work.

6.02 Overtime. All time worked in excess of eight (8) hours per day or in excess of forty (40) hours per week shall be paid for at the rate of time and one-half (1.5X) the employee’s regular, straight-time rate of pay, including shift differential, if applicable.
     All time worked in excess of twelve (12) (for eight (8) hour employees) or fourteen (14) (for ten (10) hour employees) consecutive hours shall be paid for at double (2X) the employee’s regular, straight-time rate of pay, including shift differential, if applicable.
     For the sixth (6th) day of work performed in the employee’s workweek, the employee shall be paid for such work at the rate of time and one-half (1-1/2X) the regular, straight-time rate and, for the seventh (7th) day worked in his regular workweek, the employee shall be paid at the rate of double-time (2X) the regular, straight-time rate.
     When any employee is required to work more than four (4) continuous hours beyond the eight (8) hours of the employee’s scheduled shift on a particular workday, such employee will remain on the applicable overtime rate until he has been relieved from duty for at least eight (8) hours. This provision shall not be applicable to emergency call-outs covered under Section 6.07.
     In the administration of the provisions of this Article 6, it is agreed that if an employee completes a shift of eight (8) hours in one (1) calendar day and is required to perform overtime work which extends into a new calendar day, he will continue to receive for such overtime work the applicable overtime premium and will not be cut back to straight-time because of the commencement of the new calendar day. It is understood and agreed that this provision shall not apply to an employee’s regularly scheduled shift.
     Except as provided in Section 6.03, all time worked immediately before or after a regular shift shall be compensated for at the applicable overtime rate of pay.
     An employee receiving eight (8) hours’ pay for a holiday not worked which falls on his regular, scheduled workday shall have such eight (8) hours counted as hours worked for the purpose of computing weekly overtime.

     Except for relief employees and except for employees whose shifts are changed pursuant to Section 11.03, employees will be allowed a minimum of ten (10) hours off between the end of one (1) shift and the commencement of the next shift.
     Relief engineers will be allowed a minimum of eight (8) hours off between the end of one (1) regularly scheduled shift and the commencement of the next regularly scheduled shift.
     The Employer will give employees who are expected to work overtime as much advance notice as is possible. The Employer further agrees to distribute overtime as equitably as possible among employees who are qualified to perform satisfactorily the work involved, provided however, that the Employer shall have no obligation to assign overtime to an employee which would result in the employee’s working in excess of twelve (12) consecutive hours or on a holiday which falls on the sixth (6th) or seventh (7th) day of the employee’s workweek. Employees may not be required to work on their scheduled days off except in cases of emergency such as major breakdowns in equipment, fires, flood, and power failures or where employees qualified to perform the particular work involved are not available.
     A record of overtime assignments shall be maintained on a semi-annual basis and no employee shall have a claim to unequal treatment under the provisions of this section, based upon the fact that he has failed, for whatever the reason, to accept overtime as offered.
6.03 Schedules. The Employer may establish and work a single shift or multiple shift system for any portion of the work covered by this Agreement. A shift shall consist of eight (8) consecutive hours, including a one-half (1/2) hour meal period as provided in Section 6.01(a).
     The Union will be furnished with a copy of the shift schedules in effect at the time of signing this Agreement and the Employer agrees that shift starting times will not be changed without the approval of the Union. The Union agrees that it will not unreasonably withhold its approval of a change in shift schedules or shift starting times if such change will contribute to the convenience of operational requirements.
     In cases of routine changes in shifts and days off, the Employer will give the employee four (4) days’ advance notice of such change.

     When it becomes necessary to assign employees to report to work before their normal shift starting time in order to restore mechanical, plumbing, HVAC and similar systems to their regular full service, the employer may advance an employee’s shift starting time up to a maximum of three (3) hours. In such cases, the employee shall be notified of change before leaving work on his/her prior shift. Such change in shift starting time shall not subject the employer to overtime pay liability unless the employee actually works more than his/her regularly assigned hours (8 or 10) for that work day. The parties agree that the use of this exception shall not be used more than three times shop wide in any calendar month.
6.04 On-The-Job Injury. Anything in this Agreement to the contrary notwithstanding, an employee injured in the course of his employment and who requires treatment by a medical doctor for such injury shall be paid for his full scheduled shift on the day of the injury provided that the attending physician certifies that the employee was unable because of the injury to finish his shift on that particular day.
6.05 Shift Premiums. (a) An employee who is assigned to work the swing shift, that is, an employee who works part of his regular eight (8) hour shift between 6:00 p.m. and midnight, shall be paid a shift differential of twenty-five cents ($.25) per hour above the minimum straight-time rate for the entire shift.
     (b) An employee assigned to work the graveyard shift, that is, an employee who works part of his regular eight (8) hour shift between midnight and 6:00 a.m., shall be paid a shift differential of thirty cents ($.30) per hour above the minimum straight-time rate for the entire shift.
     (c) An employee assigned to replace another for a full shift shall receive the differential applicable to that shift.
     (d) The above provisions shall not be applicable to Relief Engineer.
6.06 Reporting Pay. When an employee is called for duty on a regular shift, he shall be guaranteed eight (8) hours’ work and pay for that day. If called in before his regular starting time, the employee shall, nevertheless, be allowed to complete his regular shift for that day unless the employee volunteers to go home after completion of eight (8) hours of work.

6.07 Emergency Call-Out Provision. When an employee is called out in an emergency, he shall be guaranteed a minimum of four (4) hours’ work at his regular hourly rate or at the overtime rate for the hours actually worked, whichever is the greater.
6.08 Limitation on Daily and Weekly Guarantee. The weekly and daily guarantees set forth herein shall not apply when work is not available due to fire, flood or power outages which create a condition whereby the employee cannot perform his normal duties.
     Further, the weekly guarantees shall not apply to the following situations:
     a) The first week of employment for:
1)	all new hires including all employees temporarily hired to work on special projects

2)	employees recalled from layoff

3)	employees providing relief for vacations or leaves of absence

4)	employees returning to active employment from any period of absence off work
     b) The week in which an employee begins his vacation or other absence from the job if said vacation or absence does not begin at the end of the employee’s scheduled workweek.
     c) The week in which an employee ends his vacation or other absence from the job if the employee does not return to work at the beginning of his scheduled workweek.
     d) For employees hired or recalled for special projects, the week in which a special project is completed and/or suspended.
     e) For employees hired or recalled for special projects, any week of employment on a special project wherein work is not available due to conditions beyond the control of the Employer such as shortage of materials, unavailability of equipment, or inaccessibility to the work area due to business activity.
     f) When shifts or days off are changed at the request of the employee or by exercising his seniority rights under Section 11.03.

     g) The first and last week of employment for employees hired to provide relief for vacations or other absences from the job.
6.09 Prohibition Against Pyramiding Premium Pay. There will be no pyramiding of premium pay under any of the terms of this Agreement, that is, no type of premium or penalty pay shall be combined with or paid on top of any other type of premium or penalty pay, except shift differential. Where more than one premium or penalty rate applies to the same hours of work, the higher premium only shall be paid.
ARTICLE 7
HOLIDAYS
7.01 Recognized Holidays. The following days shall be recognized as holidays for the purposes of this Agreement:

New Year’ s Day	January 1
Presidents’ Day	3rd Monday in February
Memorial Day	last Monday in May
Independence Day	July 4
Labor Day	1st Monday in September
Thanksgiving Day	4th Thursday in November
Christmas Day	December 25
Floating Holiday
     Floating Holiday Regular and Relief employees, only, are eligible for Floating Holidays. Employees are not eligible to request a Floating Holiday until he/she has completed his/her probationary period. Each eligible employee shall receive one (1) Floating Holiday per calendar year and it must be used by the end of the calendar year. Employees must be active on the payroll and have received prior management approval in writing. Such approval shall not be unreasonably withheld, and the time must be taken as paid time off. The Employee must request the Floating Holiday ten (10) days in advance and the holiday cannot be canceled with less than seven (7) days notification. If the Floating Holiday has not been used or approved to be used prior to the effective date of the employee’s termination, the Floating Holiday shall be paid at the time of termination if the employees has completed his/her probationary period.
     Except in cases where circumstances make it impossible to do so, the Employer shall give five (5) days’ advance notice of holiday work schedules.

7.02 Compensation. An employee shall be paid at the rate of two and one-half (2.5) times his regular straight-time rate of pay for work performed on a recognized holiday, with a guarantee of eight (8) hours, as provided in Article 6. An eligible employee shall be paid for eight (8) hours at his regular straight-time rate for holidays on which no work is performed.
     The holiday shall be deemed to be the twenty-four (24) hour period commencing with the start of the graveyard shift as provided in Section 6.01(a) above.
     An employee who performs work on a recognized holiday which coincides with the sixth (6th) or seventh (7th) day worked within his workweek shall be paid at three (3) times the employee’s regular straight-time rate.
     Except in cases of bona fide illness or injury, an employee who is scheduled to work on a recognized holiday and who fails to do so shall receive no pay for the holiday. Employees may be required to produce satisfactory evidence that their absence was, in fact, due to bona fide illness or injury.
     If a recognized holiday falls during an employee’s vacation period, the employee shall receive an additional day’s pay computed on the basis of eight (8) hours at his regular straight-time rate.
7.03 Eligibility. In order to be eligible for holiday pay for a day not worked, a regular employee must work the last day he is scheduled to work before the holiday, and the first day he is scheduled to work after the holiday unless the absence is excused due to sickness or injury. The employer may request proof of such sickness or injury.
ARTICLE 8
VACATIONS
8.01 (a) Each regular employee who has had at least one (1) year, but less than six (6) years of continuous service, as defined in Section 8.02, will receive two (2) weeks of vacation with pay computed on the basis of eighty (80) straight-time hours, including shift differential, if any.

     Each regular employee who is eligible for a least two (2) weeks of vacation with pay may take one (1) week of the regular employee’s vacation entitlement in increments as small as one (1) day. Any remaining vacation entitlement must be taken in accordance with 8.03 (e).
     (b) Each regular employee who completes six (6) but less than twelve (12) years of continuous service, as defined in Section 8.02, will receive three (3) weeks of vacation with pay computed on the basis of one hundred and twenty (120) straight-time hours, including shift differential, if any.
     (c) Each regular employee who completes twelve (12) or more years of continuous service, as defined in Section 8.02, will receive four (4) weeks of vacation with pay computed on the basis of one hundred and sixty (160) straight-time hours, including shift differential, if any.
8.02 Continuous Service Defined. A regular employee will be considered as having a year of continuous service for the purpose of obtaining a full year’s eligibility for vacation if he remains on the payroll for the full year and has worked at least 1700 hours during the twelve (12) months preceding his anniversary date. If a regular employee completes twelve (12) months in the employment of the Employer and works less than 1700 hours during such twelve (12) month period due to temporary layoffs due to reductions in force, authorized leaves of absence, including absence due to illness or injury, he will be entitled to a partial vacation determined by the ratio of hours worked to 1700 hours. Time spent on an earned vacation, holidays not worked and on jury duty for which an employee is eligible for benefits under Section 10.01 will be counted as time worked for the purpose of computing the 1700 hours required under this Section 8.02.
8.03 Scheduling of Vacations. Insofar as possible, vacations will be granted at times most desired by the employee, with the twelve (12) months of the year open for selection, but the final right of allotment of vacation periods is reserved to the Employer in order to ensure the orderly operation of the establishment.
     Vacations must be taken as paid time off and no employee will be allowed to carry vacation time forward from year to year. If an employee does not take his/her vacation within the appropriate vacation year, the vacation time will be lost without pay. (See Exhibit IV of this agreement.)

     Subject to the above understanding, the following procedure shall be adhered to in scheduling vacation for employees covered by this Agreement:
     a) As soon after April 1 of each year as practicable, but in no event later than April 30, employees shall be given an opportunity to state their first and second preference for vacation periods. Those employees who fail to state a preference will be assigned a vacation date by the management.
     b) Where two (2) or more employees select the same vacation period, the conflict, if any, shall be resolved by the supervisor concerned in favor of the employee with the greatest seniority.
     c) In recognition of the inconvenience caused employees by last minute changes in vacation schedules, it is agreed that except for emergencies of a serious nature, no changes shall be made within thirty (30) days of the date an employee is scheduled to go on vacation.
     d) The management will not unreasonably refuse an employee permission to change his vacation dates, provided that it does not result in bumping another employee from his approved vacation period.
     e) An employee entitled to more than one (1) week of vacation shall be allowed to split his vacation into two (2) segments, but neither segment shall be for less than one (1) week.
          In the administration of this provision, it shall be the rule that an employee who elects to split his vacation may bid only one (1) segment by seniority and the choice of dates for the other segment shall be subordinate to the preference of employees taking a full vacation.
     f) Employees may be granted additional vacation time without pay provided that a request for such additional time off is made at the time the vacation period is agreed upon. The additional unpaid vacation time shall not exceed one (1) week.
8.04 Payment for Vacations. When an employee is eligible for a vacation under the provisions of this Article, he shall, upon at least thirty (30) days notice to his Employer, be paid his vacation pay five (5) days prior to the time he is scheduled to go on vacation. Such vacation pay shall be based upon the employee’s then current regular straight-time wage rate, including shift differential, if any. Consistent with the language of this section it is the understanding of the parties that vacation pay shall only be paid at the time specified above and shall not automatically be paid on the employee’s anniversary date.
     Vacations must be taken as paid time off during the twelve (12) month period following the employee’s anniversary date.
     Employees will be issued separate checks for their vacation pay with taxes computed at the appropriate rate as required by the Internal Revenue Service.
8.05 Prorated Vacations. (a) After completing one (1) full year of employment, if employment be terminated for any reason, vacation pay will be granted in pro-rata amount accrued to the date of termination in the ratio of hours worked to 1700 hours.
     b) An employee who is scheduled for a layoff exceeding thirty (30) days and who has completed at least one (1) full year of service since his last date of hire may request and shall be paid pro-rata vacation pay accrued to the date of the layoff.
8.06 Effect of Change of Ownership. A change of ownership without business interruption of at least thirty (30) days shall not operate to break an employee’s continuity of service for vacation eligibility. This provision shall not be interpreted to break the continuous service for vacation eligibility of employees whose employment was continuous despite an interruption of the business of the establishment which lasted in excess of thirty (30) days.
     Employees who are transferred from one hotel to another operated by the same corporation, at the request of or with the approval of the management of both hotels, shall maintain their vacation credits.
ARTICLE 9
LEAVES OF ABSENCE
9.01 Subject to the provisions of Article 11 of this Agreement, leaves of absence without pay shall be granted for reasons of bona-fide illness or injury. Leaves may be granted by the

Employer at his discretion for other reasons, the duration of which shall be mutually agreed upon by the Employer and the employee. The Employer shall not unreasonably refuse to grant leaves of absence for compelling personal reasons. If it is established that an employee on a leave of absence has accepted gainful employment during such leave, he may be terminated without recourse, the provisions of Article 13 of this Agreement to the contrary notwithstanding.
     The Employer shall, upon request and subject to the following conditions, grant one (1) leave of absence to one (1) employee in the bargaining unit in each twelve (12) month period for the purpose of accepting an assignment on union business. The conditions are:
     1) The Business Manager of the Union shall, on behalf of the designated employee, make application to the Employer not less than sixty (60) days prior to the time such leave is to commence.
     2) The period of the leave shall not exceed thirty (30) days.
     Employees will be issued a written leave of absence form and a copy thereof shall be furnished to the Union.
9.02 Medical Release. An employee absent five (5) or more days due to illness or injury, whether or not compensable under the terms of the Nevada Industrial Insurance Act, shall, upon request, present a release from his physician stating that he is physically able to perform the duties of his former position.
9.03 FAMILY MEDICAL AND LEAVE ACT. Where this Article provides rights greater than those provided for under FMLA, this Article governs. Where FMLA provides rights greater than those provided in other sections of this Article, FMLA governs. The rights provided in the Article shall not be added to those provided by FMLA to produce greater rights than an employee would have under either this Article or FMLA standing alone; there shall be no duplication of rights. The FMLA governs instead of the Article, all of the requirements for a leave under FMLA must be met by the employee. Where this Article governs, only the requirements set forth in this Article, and not those in FMLA, must be met by the employee.

9.04 LIGHT DUTY The Employer reserves the right to assign employees to work in light duty in classifications that are covered and excluded from the terms of this Agreement, during the time that an employee’s bonafide illness or injury compensable under the Nevada State Industrial Insurance Act precludes him/her from performing the duties of his/her classification. The employee shall be paid either the temporary total disability rate mandated by the Nevada Industrial Insurance Act while assigned to light duty excluded from this Agreement, or the appropriate rate for the classification if the employee is assigned to perform bargaining unit work, unless the appropriate rate for the classification is less than the temporary total disability rate mandated by the Nevada Industrial Insurance Act, in which case the temporary total disability rate will apply. The Employer shall assign the employee to work the shift and hours consistent with the need of the business and availability of light duty work, and without regard to restrictions upon a weekly guarantee. In any event, employees assigned light duty shall be paid at least the temporary total disability rate required by Nevada Law.
     Time spent working light duty shall not count as shifts worked for completion of the probationary period. However, the employee’s shifts worked, prior to and after assignment to light duty, shall be combined to complete the probationary period. Time spent working light duty shall not be considered a break in service when calculating seniority or vacation entitlement.
     If the bargaining unit employee rejects the assignment to perform light duty work, whether within or outside of the bargaining unit, the employee shall be subject to disqualification of benefits under the Nevada Industrial Insurance Act. However, if the bargaining unit employee rejects the assignment to perform light duty work, the bargaining unit employee shall not otherwise be subject to discipline and shall continue to be entitled to leave for which the employee is eligible under 9.01.
     In the event a bargaining unit employee is assigned and accepts light duty work within the bargaining unit, all applicable provisions of the Collective Bargaining Agreement, subject to the modifications and restrictions set forth herein, shall apply to such employee, including accrual of seniority, and grievance and arbitration. In addition, the employee shall comply with all Company, House, and Departmental rules to the extent required under Section 12.02.

     In the event a bargaining unit employee is assigned and accepts out-of-bargaining unit light duty work, the Employer shall make contributions on behalf of the employee pursuant to Article 21 and 22 of this Agreement. In the event of a termination, the employee shall be entitled to all rights in accordance with Article 13 and 14 of the Collective Bargaining Agreement except in the event of an arbitration, the arbitrator’s power shall be limited to restoring the employee to their pre-injury bargaining unit position. No other provisions of the collective bargaining agreement shall apply to employees working in out-of-unit light duty positions. The employees shall comply with all Company, House and Departmental rules.
     Employees shall be prohibited from receiving double benefits or recovery, pursuant to the terms of the Agreement and an action or decision by the Nevada Industrial Insurance Commission, Nevada Department of Administration, or any other local, state or federal department agency or court.
9.05 FUNERAL LEAVE If it becomes necessary for a regular employee to take time off from work because of a death in the immediately family, the regular employee may use individual vacation days to the extent individual vacation days are available under 8.01 (a) and 8.03 (e). If the regular employee is not entitled to individual vacation days or has exhausted those individual vacation days, the regular employee may use in week increments any other vacation to which he/she is entitled under 8.01 (a) and 8.03 (e) or may request non-paid time off which is at the sole discretion of the Employer.
ARTICLE 10
JURY DUTY
10.01 An employee who has completed his probationary period and who is required to serve on a jury and who loses work time because of such service shall be paid the difference between the jury fee received and his regular straight-time rate of pay. It is understood and agreed that this benefit applies only to an employee’s regularly scheduled days of work and no benefits shall be paid for time spent serving on juries on days on which the employee was not regularly scheduled to work.
     Payment for jury service, as provided herein, shall be limited to a maximum of thirty (30) days in any twelve (12) month period.

     It shall be the responsibility of the employee to secure from the Jury Commissioner’s office or the Clerk of the Federal Court, as the case may be, an affidavit of service. In turn, the Employer shall make such payments as are required under this Article on the next regular payday following submission of the affidavit of service.
     The provisions of this Article shall not apply to any jury summons received by an employee prior to his date of hire.
     Anything herein to the contrary notwithstanding, an employee who is required to serve four (4) hours or more on a jury on a regularly scheduled workday shall be excused from work on that day, but shall, nevertheless, be entitled to receive the difference between the jury fee received for that day and his regular straight-time rate of pay.
     In consideration of the fact that employees working the graveyard shift will not be able to anticipate how long they will be required to serve on a jury, the following special provisions shall be applicable to such employees, rather than those contained in paragraph 5 above.
     An employee working a graveyard shift who is required to report for jury duty shall be required to work his last graveyard shift immediately preceding the time he is first to report for jury duty. If such employee is required to serve more than four (4) hours on jury duty on that day, he shall be excused from work on his next succeeding shift, but shall, nevertheless, be entitled to receive the difference between the jury fee received and his regular straight-time rate of pay, including shift differential, if any.
     In the administration of this provision, it is specifically understood that the employee shall notify the Employer as soon as possible of the number of hours he is required to serve on the jury and of his availability for work on his next scheduled shift in order for the Employer to make the necessary plans to meet his staffing requirements.

10.02 Administrative and Legal Proceedings. An employee required by the Employer to testify or appear at any administrative hearing or in any court proceeding on behalf of the Employer shall be paid the reasonable and necessary expenses incurred by the employee to attend such hearing and shall be compensated for any time lost from work less any allowance paid the employee by the agency or the court involved.
ARTICLE 11
SENIORITY
11.01 The Employer and the Union recognize the principle of seniority which, for the purpose of this Agreement, shall be interpreted to mean that:
An employee having the longest continuous time of service shall have preference for retaining and regaining employment in case of curtailment or expansion of operations; provided such employee has the ability to perform the work involved satisfactorily.
     Employees to be laid off in accordance with this Section may be laid off without regard to their continuous time of service as each completes his current workweek.
11.02 Calculation of Continuous Service. For the purpose of this Article, length of continuous service shall be calculated as follows:
     a) There will be no deduction for any time lost which does not constitute a break in continuous service.
     b) A break in continuous service will occur in the following instances:
1)	voluntary termination or resignation.

2)	discharge or any other permanent separation.

3)	absence exceeding the period of an authorized leave of absence.

4)	absence due to injury or illness sustained during the course of employment exceeding the period for which statutory, temporary, total disability payments are payable; provided that the employee shall have seven (7) working days following his release by the attending physician in which to return to work and provided further that if an employee files an appeal from an adverse decision he shall have seven (7) working days from the date of receipt of a decision from the hearing officer or the appeals officer, as the case may be, in which to return to work.

5)	absence exceeding six (6) months because of layoff for employees with less than six (6) months of active employment or absence exceeding twelve (12) months because of layoff in the case of an employee with six (6) or more months of active employment.

6)	absence exceeding six (6) months because of illness or injury not compensable under the State Industrial Insurance System with respect to employees who have less than six (6) months of active employment or absence exceeding twelve (12) months because of such illness or injury in the case of an employee with six (6) or more months of active employment.
11.03 Assignment of Shifts and Days Off. Except for special projects and during employee’s first 90 days of employment, the Employer agrees to give senior employees preference when assigning shifts and days off provided the senior employee is qualified to perform the work involved on the shift applied for and provided further, that a qualified replacement is available.
     The employer shall post for seventy-two (72) hours initial vacancies and the first resulting vacancy. All subsequent vacancies shall be filled by the employer through assignment under this section. During the first ninety (90) days of employment, an employee may be assigned to any work on any shift and days off schedule for orientation purposes. The schedules of such employees shall not be subject to the posting procedure and they shall not be eligible to bid to other schedules during the initial ninety (90) days of their employment.

     The employer shall not be required to post for vacancies of less than 90 days created as a result of leaves of absence, vacations, or illness.
     When shifts or days off are changed at the request of the employee or by exercising his seniority rights under this section and it results in a sixth (6th) or seventh (7th) day being worked as a result of such change, the premium pay established for such work under Section 6.02 shall not be applicable unless required by the Fair Labor Standards Act, as amended.
     If changes in shifts and days off are made for the convenience of management and such changes result in overtime, then the overtime shall be paid.
11.04 Notification. An employee who is laid off by an Employer through no fault of said employee and who has the greatest length of service and the ability to perform the work involved satisfactorily shall be notified to return to work by the Employer advising the Union by telephone of the date and time the employee is to report and by confirming such telephone communication in writing. If such employee fails to report to work within seventy-two (72) hours of the time specified for the employee to report, his seniority shall be terminated and the Employer shall be free to hire a replacement in accordance with Article 3 of this Agreement.
11.05 Probationary Employees. All employees shall be on a probationary period for the first forty-five (45) shifts worked.
     The Employer may request the Union to extend the probationary period in particular cases. Any extension of time granted must be agreed to by the affected employee and the Union in writing.
     Employees may be terminated at the discretion of the Employer without recourse during these probationary periods. Except in cases involving a discharge for misconduct or a voluntary quit, a probationary employee shall be given a written termination slip stating that the separation is for the convenience of the Employer, not for misconduct.
     In case of a reduction in force, probationary employees will be laid off before laying off employees with seniority standing.

     After completing his probationary period, the employee will cease to be on probation and will become a regular employee whose seniority shall be computed from his date of hire.
11.06 Special Project Work. An employee who is hired to perform special project work as an addition to the regular staff of employees will be hired for pre-designated shifts (which shall be communicated to the Union) for the duration of the project up to a maximum of 120 days. If such a special project lasts for more than 120 days this provision shall be applicable only if the Union agrees to such an extension. The Union agrees that any requests for extensions will not be unreasonably withheld.
     Employees hired to perform special project work shall be given preference for permanent vacancies, provided they are qualified to perform the work involved. Upon completion of a 45 shift probationary period following transfer to a permanent job vacancy such special project employees who successfully bid into permanent job vacancies shall be given a seniority date as of their date of transfer to the permanent vacancy.
     Regular employees shall have no right to bid on special project work. Employees hired to work on special projects may be scheduled to facilitate the employer’s needs and will not be subject to the seniority provisions of this agreement. The employer shall not assign special project employees to work outside the scope of the special project.
ARTICLE 12
MANAGEMENT RIGHTS AND RESPONSIBILITIES
12.01 Rights to Manage. The right to manage the business, including all matters not covered by this Agreement, as the right to reprimand, suspend or discharge employees for just cause, to prescribe the duties of employees, direct the working force; to determine the numbers of employees to be employed and to relieve employees from duty for lack of work and the right to determine the means, methods and schedules of operations and maintenance are reserved to the Employer. Any grievance over whether the action of Management is contrary to the terms of this Agreement may be taken up under the provisions of Article 14.
12.02 Rules. The Employer may establish and enforce reasonable rules, regulations, and procedures applicable to employees, provided that such rules, regulations, and procedures do not conflict with the provisions of this Agreement. It will be the responsibility of the Employer to furnish a copy of such rules to the employee and to the Union.
     Before any new rules are implemented hereafter, the Employer will furnish the Union with a copy of the proposed new rules and allow the Union ten (10) days in which to request a meeting to discuss the same. Such meeting shall be held within twenty (20) days after the Union receives a copy of the proposed rules. Any dispute over the reasonableness of any rules shall be subject to the grievance and arbitration procedure set forth in Article 14 hereof.
12.03 Contracting Work. The Employer retains the right to contract out work covered under this Agreement to the extent and for the purposes it has done so in the past. Other work of the type customarily performed by employees in the bargaining unit covered by this Agreement may be contracted out only if the Union cannot furnish the Employer qualified employees to perform the work.
     Anything in the above paragraph to the contrary notwithstanding, it is agreed that repairs necessitated by defects of material or workmanship and the adjustment of new equipment and machinery covered by a manufacturer’s or dealer’s warranty may be performed by employees of the manufacturer or his dealer during the life of the warranty.
ARTICLE 13
DISCIPLINE AND DISCHARGE
13.01 No employee, after having completed his probationary period, shall be discharged, suspended without pay, or subjected to other disciplinary action without just cause.
     Prior to discharge for reasons other than dishonesty; drunkenness; drinking on duty; using or being under the influence of a controlled substance; unlawful possession of a controlled substance at any time on the Employer’s premises; unlawful sale of a controlled substance at any time; abusive, serious, improper behavior or discourtesy toward a customer or guest; willful misconduct; or participation in a proven, deliberate slowdown, work stoppage or strike in violation of this Agreement; or refusing to submit to testing for drug and alcohol pursuant to Section 13.04, the Employer will first give the employee a written warning notice of his unsatisfactory conduct or performance and allow the employee a reasonable opportunity to correct any deficiency. A copy of said warning notice shall be furnished to the Union. Warning notices shall become null and void six (6) months after date of issue and may not, thereafter, be used as a basis for, or in support of, any subsequent discharge or arbitration proceeding.
     When an employee is discharged for willful misconduct, the termination notice shall contain the specific conduct or offense deemed by the Employer to constitute willful misconduct. A copy of any written complaint concerning an employee by a customer, an outside agency, or the Employer’s own security force, and copies of any other documents relied upon by the Employer as a basis for discharge, shall be furnished to the Union on request. A copy of the termination notice shall be mailed to the Union within three (3) working days, Monday through Friday, of the date of discharge.
13.02 Warning Notices. Warning notices issued to employees must specify the event or actions for which the warning is issued. Warning notices shall be issued to employees as soon as possible after the Employer is aware of the event or action for which the warning notice is issued and has a reasonable period of time to investigate the matter. A copy of any written warning notice issued to employees shall be mailed or given to the Union within three (3) working days, Monday through Friday, after its issuance by the Employer.
     A copy of any written complaint concerning an employee, either by a customer, an outside agency or the Employer’s own security force, and copies of any other documents relied upon by the Employer as a basis for issuance of the warning notice shall be furnished to the Union on request.
     The names and addresses of customers who make verbal complaints against an employee shall be furnished to the Union on request if a warning is issued by the Employer on the basis of such complaints. Although the Union may contact the customer or guest, the employee shall be strictly prohibited from doing so, and may be discharged in the event that he contacts the customer or guest. Warning notices, customer complaints, and reports of outside agencies or of the Employer’s own security force concerning conduct of an employee shall become null and void six (6) months after the date of issuance and may not thereafter be used as a basis for or in support of any subsequent discharge or disciplinary action.

13.03 Confessions or Statements. No employee shall be required, requested or coerced by the Employer or by any employee of the Employer to resign, or to sign a confession or statement concerning his conduct unless a Union representative is first given an opportunity to be present.
13.04 Drug and Alcohol Testing. The employer shall have the right to test for drugs and alcohol usage subject to the following conditions:
1.	testing only if there is probable cause—no random testing;

2.	if positive result in drug test, second test of same sample would be administered; A positive GC/MS test provides absolute presumption that the employee is under the influence of a controlled substance.

3.	employee refusal to take test justifies immediate termination of employee;

4.	blood alcohol level at or in excess of the limit prescribed by law provides absolute presumption that employee is under the influence of alcohol.

5.	any accident resulting in serious injury or property damage requiring treatment beyond First Aid will subject the employee to a drug/alcohol test at the option of Management. Any employee refusing a drug/alcohol test directed by Management under this section will be subject to termination of his or her employment.

6.	The Employer shall pay for the cost of the examination, and the Employee shall be paid for all time required for the examination.
ARTICLE 14
GRIEVANCE AND ARBITRATION PROCEDURE
14.01 Definition. A grievance shall be defined as a dispute regarding the interpretation and application of the provisions of this Agreement raised by the Union or an employee alleging a violation of the terms and provisions of this Agreement.

However, disputes specifically excluded in other Articles of this Agreement from the grievance and arbitration procedure shall not be construed as falling within this definition.
14.02 Procedure. All grievances shall be handled exclusively in the following manner:
     STEP ONE. (a) If an employee has a grievance, the employee, represented by the Shop Steward, shall first attempt to resolve the matter with the appropriate employer representative.
          b) If the employee’s grievance is not resolved in Step One A, or the Union has a grievance, the matter shall be referred to the designated representative of the Employer in writing. Grievances involving discharge cases must be filed with the Employer within ten (10) calendar days of the date of the discharge. Grievances involving other matters must be filed with the Employer within thirty (30) calendar days after the first occurrence of the event giving rise to the grievance or within thirty (30) calendar days of the time the employee or the Union reasonably could have acquired knowledge of the event. Anything herein to the contrary notwithstanding, it is understood and agreed that the Union shall have the right to grieve live warning notices at the time of subsequent discharge or suspension unless the case involves witnesses. At the time the warning notice is issued, the Employer shall indicate on the notices whether witnesses are involved.
STEP TWO. If the representative of the Employer and the representative of the Union are unable to resolve the grievance within seven (7) calendar days after the Employer receives the written grievance, as provided in Step One, the grievance may be submitted to arbitration by the Union giving the Employer written notice of its intent to do so within an additional five (5) calendar days.
14.03 Arbitration. The Employer and Union representatives shall meet within five (5) calendar days of the receipt of the notice to arbitrate for the purpose of selecting from the following five (5) member panel a person to act as the sole and impartial arbitrator.

Julius Draznin	Leo Weiss
Howard D’Spain	Lou Zigman
Joe Garbarino

     Selection of the impartial arbitrator shall be made by the Employer and Union representatives, each alternately striking one (1) name from the five (5) member panel. The person whose name remains will be requested to serve as the impartial arbitrator. The determination of which party is to first strike a name from the panel shall be made by lot.
     By mutual agreement, the parties may waive the use of the five (5) member panel named above and refer the matter in dispute to an arbitrator selected from any other source. In that event, the thirty (30) day time limit imposed on the arbitrator may also be waived.
     The arbitration hearing shall be held within seven (7) calendar days of the selection of the impartial arbitrator or within such additional time as may be agreed upon by the parties involved.
14.04 Expedited Arbitration. A grievance regarding the discharge of an employee(s) not resolved by the Step I and II may be referred to expedited arbitration by written notice from the party who filed the grievance, within fifteen (15) calendar days of the Step I or Step II. All other (non-discharge) unresolved grievances may be referred to expedited arbitration with the same time period, upon mutual agreement of the parties. An arbitration board shall be convened composed of two (2) management representatives selected by the Employer from other hotels and two (2) representatives selected by the Union excluding the head of the department directly involved. The Board shall convene within fifteen (15) calendar days of agreement to utilize the process. The Board shall hear evidence presented by the parties without assistance of legal counsel and shall make a determination immediately upon the conclusion of the hearing. Any decision reached shall be by majority vote by secret ballot, and shall be final and binding on all parties of this agreement, including the Union, the Employer and the aggrieved employee(s), and shall not constitute a precedent nor be cited in any other legal or arbitration proceeding. Each party will bear their own costs and will share equally the fees and expenses of the arbitration. In the event a majority decision is not reached, or if, regarding non-discharged grievances, the parties do not mutually agree to expedited arbitration, the matter may be referred by the party filing the grievance to the formal arbitration procedure set forth herein.

Such referral shall be made within fifteen (15) calendar days of either the failure to reach a majority decision or the parties’ inability to agree to expedited arbitration, as applicable.
14.05 Arbitration Procedure. (a) All suspension and warning notice cases submitted to arbitration shall be expedited by both parties, dispensing with the services of a court reporter as well as with post-hearing briefs. The parties also agree that in such cases, the arbitrator shall be instructed to issue a bench decision at the close of the hearing with a written opinion being served on the parties within seven (7) calendar days thereafter.
     b) In the interest of expediting the arbitration procedure, the Employer and the Union will evaluate each discharge case to determine whether they can reach agreement to dispense with the services of a court reporter and the filing of post-hearing briefs. If the parties so agree, the arbitrator will be instructed to issue a bench decision at the close of such hearing and to issue a written opinion within seven (7) calendar days thereafter.
     c) If the parties cannot agree on implementing the expedited procedure in a particular discharge case, the transcript of the proceedings, if any, must, nevertheless, be furnished to the arbitrator and the party requesting the record within seven (7) calendar days of the close of the hearing and written post-hearing brief shall be filed within ten (10) calendar days following the receipt of the transcript.
     d) In all other cases, the arbitrator shall issue his award within five (5) calendar days of the close of the hearing unless either party requests the right to file a post-hearing brief, in which case the arbitrator shall issue his award within thirty (30) calendar days of the close of the hearing.
     e) The party who orders the services of a court reporter shall pay for such service.
14.06 The arbitrator shall have no power to add to, subtract from, amend, change or alter any of the terms of this Agreement.
14.07 The fee and expenses of the impartial arbitrator shall be divided equally and paid in equal portions by the Employer and the Union within ten (10) days of the receipt of the award.

14.08 It is understood and agreed that the arbitrator’s award shall be final and binding upon the employee, the Union and the Employer.
14.09 Monetary awards or settlements in favor of an employee shall be complied with in forty-eight (48) hours of the time of such award or settlement, or in such longer period of time as may mutually be agreed upon.
14.10 Time Limits. It is understood and agreed that if an employee or the Union fails to abide by the time limits specified in this Article 14, the grievance shall be invalid. Likewise, it is agreed that if the Employer fails to abide by the time limits imposed upon him, the grievance shall be granted.
ARTICLE 15
NO STRIKES OR LOCKOUTS
15.01 It is hereby agreed by the Union that there will be no strikes, work stoppages or slowdowns of the Employer’s operations during the term of this Agreement.
15.02 It is hereby agreed by the Employer that he will not lockout employees covered under this Agreement during the term hereof.
15.03 Refusal of an employee to cross a bonafide picket line sanctioned and approved by Operating Engineers Local 501 and by the International Union of Operating Engineers shall not be deemed to be a violation of this Agreement, provided that the foregoing provisions of this section shall not be applicable with respect to:
     a) Any picket line established for organizational or recognition purposes, for information purposes or for the purpose of maintaining standards.
     b) Any picket line established as a result of a labor dispute between an employer other than the Employer party hereto and a union other than a union party hereto.
     c) Any picket line established as a result of a labor dispute between the Employer party hereto and a union other than the Union party to this agreement unless and until such picket line has been in effect on a continuing basis, twenty-four (24) hours a day, for ninety (90) days.

ARTICLE 16
CLASSIFICATIONS AND WAGE RATES
16.01 (a) The following job classifications and corresponding hourly wage rates are hereby established:

Classifications	4/1/04	4/1/05	4/1/06	4/1/07	4/01/08

Chief Engineer	$29.65	$30.31	$30.96	$31.61	$32.27
Assistant Chief Engineer	26.09	26.67	27.25	27.82	28.40
Senior Watch-Relief	23.72	24.25	24.77	25.29	25.82
Senior Watch Engineer	23.42	23.95	24.47	24.99	25.52
Watch/Maintenance Relief	22.665	23.145	23.625	24.105	24.585
Watch/Maintenance Engineer	$22.19	$22.67	$23.15	$23.63	$24.11

Diversions	$.38	$.38	$.38	$.38	$.38
Before diversion	$24.68	$25.54	$26.40	$27.26	$28.12
Apprentice Engineer — Wage Progression Scale

1st 6 months — 60%	2nd 6 months — 65%	3rd 6 months — 70%
4th 6 months — 75%	5th 6 months — 80%	6th 6 months — 85%
7th 6 months — 90%	8th 6 months — 95%
     Note: Apprentice Engineer percentages to be computed on the then current rate for Watch or Maintenance Engineer.
b) The Relief Engineer shall be paid the rate specified above regardless of the shift worked.
c) The Assistant Chief Engineer shall receive not less than ten percent (10%) above the contract rate applicable to the Graveyard Senior Watch Engineer. When there are ten (10) or more Operating Engineers (excluding Apprentices) employed, the Employer shall designate an Assistant Chief Engineer.
d) The Chief Engineer shall receive not less than twenty-five percent (25%) above the contract rate applicable to the Graveyard Senior Watch Engineer.

16.02 Functions.
(a) Chief Engineer and Assistant Chief Engineer. The Chief Engineer shall be in charge of the Operations and Maintenance in the plant.
     Neither the Chief Engineer nor Assistant Chief Engineer shall be covered by Articles 3 or 13 of the Agreement but they shall be governed by and subject to all other provisions of the Agreement.
     In establishments employing fewer than ten (10) engineers, the Chief Engineer shall be subject to receive the hours, wages and conditions of employment provided in this Agreement.
b) Senior Watch Engineer. Has charge of the shift, supervises all work and engineer employees on that particular shift. He shall work with the tools of the trade. There shall be a Senior Watch Engineer on duty at all times when any equipment is in operation. A Senior Watch Engineer is to be replaced on his days off. While the Senior Watch Engineer has responsibility for the effective performance of engineers assigned to his shift, he will not issue warning notices or termination slips. The Senior Watch Engineers will be expected to report unsatisfactory performance or conduct of engineers on his shift to the Assistant Chief or Chief Engineer, who will review the merits of the case before imposing disciplinary measures. All warning notices, disciplinary suspensions and termination slips must be signed by the Assistant Chief Engineer, Chief Engineer or management official.
c) Watch Engineer. It shall be the duty of the Watch Engineer to care for the successful operation of boilers, compressors, refrigeration equipment, generators and all appurtenant equipment that is driven by steam, electricity, gas, air, diesel, water or any other power developing energy which has to do with or is appurtenant to the operation of all mechanical equipment.
d) Maintenance Engineer. It shall be the duty of the Maintenance Engineer to maintain and repair all equipment coming within the confines of the above-paragraphed stipulation, it will be the privilege of the Maintenance or Watch Engineer to relieve either the Maintenance or Watch Engineer, providing, however, that said relief will not affect or tend to eliminate the employment of a Maintenance or a Watch Engineer.

e) Relief Engineer. A relief engineer is defined as an engineer who is regularly scheduled and who does, in fact, regularly work on two (2) or more different shifts each week.
f) While standing a watch, no engineer shall be required to perform any work outside of the scope of work covered by this Agreement.
g) Apprentice Engineer. An Apprentice Engineer works under the direct and immediate supervision of a Chief, Assistant Chief, Senior or Journeyman Engineer. This classification is distinguished from that of the Watch and Maintenance Engineer not so much by the work performed as by the supervision received. This is strictly a trainee classification. An Apprentice shall not stand a shift or in any way be responsible for operating conditions in the plant. During the apprenticeship period, the apprentice shall be subject to the terms and conditions of the “Apprenticeship Standards of the Operating and Maintenance Engineer Trade for Southern Nevada,” which provide that he shall receive such instruction and experience in all phases of the work as are necessary to become a practical and skilled mechanic versed in the theory and practice of the Operating Engineer Trade. Apprentices shall also perform such other duties in the shop and on the job as are commonly related to such Apprenticeship.
     Candidates for Apprenticeship shall be selected in accordance with the Rules and Regulations promulgated by the Nevada Apprenticeship Council and the Apprenticeship Selection Procedures of the Apprenticeship Standards of the Operating and Maintenance Engineer Trade for Southern Nevada.
ARTICLE 17
MEALS—UNIFORMS—TOOLS
17.01 Meals. An employee shall be entitled to receive one (1) meal during the course of an eight (8) hour shift, as near to the middle of the shift as possible. If an employee is required to work overtime for two (2) hours or more beyond his regular shift, or is called out in an emergency and works for four (4) hours or more, he shall be entitled to a meal. Meals served to employees shall be palatable, wholesome and comparable in quality to those served to the customers. A selection of meal items shall be made available daily [including at least two (2) meat entrees].

An Employer who fails to provide meals as required above shall pay, as a penalty, the sum of One Dollar and Fifty Cents ($1.50) for each such meal he failed to furnish.
17.02 Uniforms. (a) Within three (3) weeks of his date of hire, a regular employee shall be furnished with at least one (1) clean, properly fitting uniform (consisting of shirt and pants) in good repair, for each day worked, at no expense to the employee. In the event the Employer fails to provide uniforms as required, he shall, as a penalty, pay the employee One Dollar and Fifty Cents ($1.50) for each day he was required to furnish a clean uniform in good repair and failed to do so. Employees shall be allowed to wear their uniforms to and from work.
     The Employer shall not charge an employee more than the actual replacement cost of uniforms lost by the employee, less a reasonable allowance for normal wear and tear, such allowance shall be computed at fifty percent (50%) of the cost to the Employer of a new uniform.
b) The Employer shall have rain gear consisting of slickers and rubber boots available for use by employees who are required to work outside in inclement weather or on assignments where such gear is warranted. The employee must provide and wear footwear appropriate to the work being performed on a regular basis (excluding steel-toed shoes).
17.03 Tools. The Employer will provide a safe place for employees to keep their tools. The Employer further agrees that tools which are broken or damaged on the job during the performance of work for the Employer shall be replaced or repaired by the Employer at no cost to the employee.
     Employees shall furnish those small hand tools which are customarily used to perform the work involved. The Employer shall have the responsibility for furnishing all large, power and special tools.
ARTICLE 18
BULLETIN BOARDS
18.01 The Employer agrees that the Union shall be permitted to post, in places where notices to employees are customarily posted, notices of Union elections and results, meetings, and recreational and social affairs. Such notices shall be signed by an authorized Union Representative.

ARTICLE 19
INDIVIDUAL AGREEMENTS
19.01 No employee covered by this Agreement shall be compelled or permitted to enter into any individual contract or agreement with an Employer concerning the conditions of employment set forth herein.
ARTICLE 20
PAYMENT OF WAGES
20.01 Employees who are discharged shall be paid in full not later than during the next business day of the Payroll Office. Employees who resign or quit shall be paid in full no later than the day on which they would have regularly been paid, or seven (7) days after they resign or quit; whichever is earlier.
     If the establishment becomes delinquent in the payment of wages or is operating in receivership by the Board of Trade or a Creditors Committee, or in the case of liquidation or bankruptcy, all wages accrued become due and must be paid at once. In such cases, the Union reserves the right at any time to demand and receive daily payment of wages to all employees. By mutual agreement such wages due may be deposited in an approved escrow
ARTICLE 21
TRUST FUND CONTRIBUTIONS
21.01 Health and Welfare. Effective with the month of May 2004, based upon hours worked during April 2004, and monthly thereafter until modified pursuant to Section 21.05 hereof, the Employer shall continue to remit to the Operating Engineers Local 501 Security Fund such premiums as are required to be paid pursuant to the Subscribers Agreement of said Fund, a copy of which is attached hereto and by this reference made a part hereof with a maximum of Five Hundred Seventy-Five dollars and Thirty-Nine Cents ($575.39) per month for each employee who has worked seventy-two (72) hours or more during the preceding month, and at the rate of One Hundred Thirty-Two dollars and Seventy-Eight cents ($132.78) per week in which two (2) days or more are worked by each employee working less than seventy-two (72) hours in a month. Such contributions shall be utilized to provide eligible employees covered hereunder with the schedule of benefits of Operating Engineers Local 501 Security Fund Health and Welfare Plan.

21.02 Dental Plan. Effective with the month of May 2004, based upon hours worked during April 2004, and monthly thereafter until modified pursuant to Section 21.05 hereof, the Employer shall continue to remit to the Operating Engineers Local 501 Security Fund such premiums as are required to be paid pursuant to the Subscribers Agreement of said Fund, a copy of which is attached hereto and by this reference made a part hereof with a maximum of Forty Dollars and Twenty-five Cents ($40.25) per month for each employee who has worked seventy-two (72) hours or more during the preceding month, and at the rate of Nine Dollars and Twenty-nine Cents ($9.29) per week in which two (2) days or more are worked by each employee working less than seventy-two (72) hours in a month. Such contributions shall be utilized to provide eligible employees covered hereunder with the schedule of benefits of Operating Engineers Local 501 Security Fund Dental Plan.
21.03 Vision Plan. Effective with the month of May 2004, based upon hours worked during April 2004, and monthly thereafter until modified pursuant to Section 21.05 hereof, the Employer shall continue to remit to the Operating Engineers Local 501 Security Fund such premiums as are required to be paid pursuant to the Subscribers Agreement of said Fund, a copy of which is attached hereto and by this reference made a part hereof with a maximum of Twelve Dollars and Thirteen Cents ($12.13) per month for each employee who has worked seventy-two hours or more during the preceding month, and at the rate of Two Dollars and Eighty Cents ($2.80) per week in which two (2) days or more are worked by each employee working less than seventy-two (72) hours in a month. Such contributions shall be utilized to provide eligible employees covered hereunder with the schedule of benefits of Operating Engineers Local 501 Security Fund Vision Plan.
21.04 Disability Plan. Effective with the month of May 2004, based upon hours worked during April 2004, and monthly thereafter until modified pursuant to Section 21.05 hereof, the Employer shall continue to remit to the Operating Engineers Local 501 Security Fund such premiums as are required to be paid pursuant to the Subscribers Agreement of said Fund, a copy of which is attached hereto and by this reference made a part hereof with a maximum of Thirteen Dollars and Eighty-Nine Cents ($13.89) per month for each employee who has worked seventy-two (72) hours or more during the preceding month, and at the rate of three dollars and twenty-one cents ($3.21) per week in which two (2) days or more are worked by each employee working less than seventy-two (72) hours in a month.

Such contributions shall be utilized to provide eligible employees covered hereunder with the schedule of benefits of Operating Engineers Local 501 Security Fund Disability Plan.
21.05 Maintenance of Benefits. Employer’s contributions to the Operating Engineers Local 501 Security Fund Health & Welfare, Dental and Vision Plans and the Disability Plan shall be fixed at current levels until April 1, 2009. Any additional contributions required to maintain benefits which exceed the amounts provided above shall be made by employees through reductions in hourly wage rates or by a monthly payroll deduction.
ARTICLE 22
PENSION
22.01 The Employer hereby agrees to be bound by the Agreement and Declaration of Trust entered into as of September 7, 1960, establishing the Central Pension Fund of the International Union of Operating Engineers and Participating Employers and by any amendments thereto.
     The Employer further agrees to execute the Participating Agreement.
22.02 Payments. Effective May 1, 2004, based on hours worked or paid during April 2004, and monthly thereafter, the Employer shall contribute the sum of Five Dollars and Three Cents ($5.03) per hour to the Central Pension fund of the International Union of Operating Engineers and Participating Employers.
     Effective May 1, 2005, based on hours worked or paid during April 2005, such contribution shall be increased by $.37 per hour to the amount of $5.40 per hour per employee on all hours worked or paid for.
     Effective May 1, 2006, based on hours worked or paid during April 2006, such contribution shall be increased by $.37 per hour to the amount of $5.77 per hour per employee on all hours worked or paid for.
     Effective May 1, 2007, based on hours worked or paid during April 2007, such contribution shall be increased by $.37 per hour to the amount of $6.14 per hour per employee on all hours worked or paid for.

     Effective May 1, 2008, based on hours worked or paid during April 2008, such contribution shall be increased by $.37 per hour to the amount of $6.51 per hour per employee on all hours worked or paid for.
**A11 Pension increases have been diverted from wages.**
ARTICLE 23
APPRENTICESHIP AND TRAINING PROGRAM
23.01 Agreement and Declaration of Trust. The Employer agrees to be bound by the Agreement and Declaration of Trust establishing the Southern Nevada Operating Engineers Apprenticeship and Training Trust Fund.
23.02 Contributions.
     (a) Effective September 2004, the contribution shall be increased by Twenty Dollars and Eighty Cents ($20.80) to the amount of Five Hundred Seventy Two Dollars ($572.00) multiplied by the number of operating engineers on the payroll as of the thirtieth (30th) day of June immediately preceding
     (b) Effective September 2005, the contribution shall be increased by Twenty Dollars and Eighty Cents ($20.80) to the amount of Five Hundred Ninety Two Dollars and Eighty Cents ($592.80) multiplied by the number of operating engineers on the payroll as of the thirtieth (30th) day of June immediately preceding.
     (c) Effective September 2006, the contribution shall be increased by Twenty Dollars and Eighty Cents ($20.80) to the amount of Six Hundred Thirteen Dollars and Sixty Cents ($613.60) multiplied by the number of operating engineers on the payroll as of the thirtieth (30th) day of June immediately preceding.
     (d) Effective September 2007, the contribution shall be increased by Twenty Dollars and Eighty Cents ($20.80) to the amount of Six Hundred Thirty Four Dollars and forty cents ($634.40) multiplied by the number of operating engineers on the payroll as of the thirtieth (30th) day of June immediately preceding.

     (e) Effective September 2008, the contribution shall be increased by Twenty Dollars and Eighty Cents ($20.80) to the amount of Six Hundred Fifty Five Dollars and twenty cents ($655.20) multiplied by the number of operating engineers on the payroll as of the thirtieth (30th) day of June immediately preceding
**Apprenticeship increases have been diverted from wages.**
23.03 Employment of Apprentices. Each Employer who employs at least ten (10) but less than twenty (20) engineers, excluding apprentices, shall, at all times he employs said number of engineers, employ at least one (1) apprentice engineer. Further, each Employer who employs twenty (20) or more engineers, excluding apprentices, shall, at all times he employs said number of engineers, employ at least two (2) apprentice engineers.
ARTICLE 24
SCOPE OF WORK
24.01 In recognition of the fact that work assignment practices vary from one establishment to another, the parties agreed in July 1969 that the Operating Engineers would retain jurisdiction over such work as they had regularly been assigned to perform in the past by a particular Employer. That understanding is hereby reaffirmed for the term of this Agreement.
ARTICLE 25
CHECK-OFF
25.01 The Employer will check-off and remit to the Union monthly dues and initiation fees of employees who have executed and furnished to the Employer payroll deduction authorization in the form of Exhibit I, attached to this Agreement, which by this reference is made a part hereof.
25.02 Indemnification. The Union shall indemnify and save the Employer harmless against any and all claims, demands, suits and other forms of liability which shall arise out of or by reason of action taken or not taken by the Employer at the request of the Union under the terms of this Article.

ARTICLE 26
MAINTENANCE OF EXISTING CONDITIONS
26.01 No employee who, prior to the date of this Agreement, was receiving wage rates in excess of those specified in Article 16 of this Agreement for the classification of work in which he was engaged, or who was receiving benefits superior to those provided for herein, shall suffer a reduction of wages or benefits through the operation of, or because of the adoption of this Agreement.
     Employees who are currently being paid in excess of the wage scales herein provided shall, nevertheless, receive the wage increases uniformly applicable to other employees.
     Nothing herein shall be construed to negate any modifications of the Agreement reached between the parties in the negotiation of this Agreement.
ARTICLE 27
GENERAL
27.01 In the event that any provision of this Agreement shall be rendered invalid by applicable legislation or be declared invalid by any court or regulatory agency of competent jurisdiction, such action shall not invalidate the entire Agreement, it being the express intention of the parties hereto that all other provisions not rendered invalid shall remain in full force and effect. The parties agree to attempt to cure such invalidity by negotiations and to submit the matter to arbitration if such negotiations are unsuccessful.
ARTICLE 28
EQUAL OPPORTUNITY
28.01 The Employer and the Union agree that, in accordance with applicable law, there shall be no discrimination against any individual based upon race, religion, sex, age, national origin, ancestry or disability. This pledge of non-discrimination applies to registration, dispatchment, selection for apprenticeship, training, upgrading, compensation and all other aspects of the employment relationship covered by law and the terms of this Agreement.

ARTICLE 29
SAFETY
29.01 The Employer will comply with all safety standards established pursuant to the State of Nevada Department of Industrial Relations insofar as such standards are applicable to the employees covered by this Agreement and will not require an employee to work under hazardous conditions without providing such safeguards as are consistent with well-established safety practices.
29.02 Safety Lockout Procedures. In order to insure that machinery or equipment cannot be started or set in motion when maintenance is underway, the following procedures are hereby established:
     1. The Employer shall supply each employee with a lock and its key and with a lock adapter. The lock shall be used only by the employee to whom it has been issued and shall be labeled with his name. Duplicate keys shall not be issued. In the event equipment is locked and the key is lost, the lock may be cut off.
     2. The Employer shall establish such policies as may be necessary to implement and enforce compliance with the Safety Lockout Procedures and undertake to post a copy of this Article on a bulletin board where notices to employees are customarily posted and to furnish each employee with a copy. Employees shall be required to acknowledge by signature that they have read and understand its contents.
     3. Each employee is required to padlock, wherever practicable, the appropriate power switches or controls using his own lock and remove the key. When more than one (1) person is working on the same equipment at the same time, each must attach his own lock even if one or more locks are already in place.
     In compliance with established safety practices, employees shall:
          A. Lockout valves with chain and padlock and check to make sure the valve cannot be moved.
          B. Hang a sign at the locked control switch or valve to warn others that the equipment is being worked on and block the control mechanism making sure that the sign and block cannot easily be removed.

          C. Test the lockout by trying the control or switch to make certain the machine or equipment to be worked on is shut down. The main disconnect switch supplying power to the piece of equipment being worked on should be locked out wherever possible.
          D. Set controls or switches in the “OFF” position to prevent damage by accidental starting when power is restored.
          E. When repairs or maintenance is completed, spread the word that the job is done and check to make sure that no one will be endangered by starting up then remove his lock and the warning sign.
     Because a machine’s operating parts and certain mechanical equipment can slip accidentally, employees should attempt, insofar as possible, to eliminate this hazard by making any movements impossible. Such precautionary measures may include:
     1. Blocking gears, dies or other mechanisms.
     2. Releasing coiled springs, spring-loaded devices and by securing cams.
     3. Placing blocks under raised dies or any equipment that might descend or fall.
     4. Where raised vehicles are involved by using blocks or special stands to prevent failure or slippage of the hoist or elevating device.
     To insure the optimum level of compliance with these procedures, employees should recognize that if a machine or piece of equipment is locked out longer than necessary, there is a tendency for some employees to doubt the necessity for future lockouts. To discourage this tendency, employees must remove locks as soon as maintenance, or repair is completed.
     Violations of obvious or known safety standards and procedures, including this Safety Lockout Article shall be grounds for disciplinary action up to and including discharge.
29.03 Employees are required to comply with all safety policies and practices established by the Employer from time to time, and to cooperate with the Employer in the enforcement of safety measures.

29.04 Safety Committee. The Employer agrees to establish and maintain during the term of this Agreement a Safety Committee which shall meet not less frequently than once per month. Said committee shall be responsible for recommending to management the elimination of hazards throughout the establishment and for the establishment of a continuing safety program for all employees which meets the requirements of O.S.H.A.
ARTICLE 30
TERM —TERMINATION—RENEWAL
30.01 Term of Agreement. Except as specifically otherwise provided for herein, this Agreement shall become effective on April 1, 2004, and shall continue in full force and effect through March 31, 2009, and from year to year thereafter, unless either party hereto shall notify the other in writing by certified mail not less than sixty (60) days prior to April 1, 2009, or the first day of April of any succeeding year, of a desire to terminate, modify or amend this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of this 18 day of August, 2004.

For the Employer:		For the Union:
HOTEL RAMADA OF NEVADA d/b/a TROPICANA RESORT and CASINO		INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL NO. 501, AFL-CIO

BY:	/s/ Illegible	/s/ Illegible 8-27-04
Business Manager

Title:	V.P. Administration	/s/ Illegible
President

/s/ Illegible

Business Representative